Exhibit 1

Media Relations Jorge Pérez +52 (81) 8888-4334 mr@cemex.com	Investor Relations Eduardo Rendón +52 (81) 8888-4256 ir@cemex.com	Analyst Relations Luis Garza +52 (81) 8888-4136 ir@cemex.com

CEMEX TO HOST ITS ANNUAL CEMEX DAY
ON FEBRUARY 14, 2013

MONTERREY, MEXICO, February 11, 2013 – CEMEX, S.A.B. de C.V. (NYSE: CX) announced today that it will host a full-day video webcast presentation on Thursday, February 14, 2013, starting at 8:25AM EST in which members of senior management will discuss the company’s business and financial strategy, operations in its different regions, outlook and other related topics, which may contain important information for CEMEX’s stakeholders.

A detailed agenda for this event as well as the live video webcast can be accessed at www.cemex.com. A replay of the video webcast will be available for two weeks after the event.

CEMEX is a global building materials company that provides high-quality products and reliable service to customers and communities in more than 50 countries throughout the world. CEMEX has a rich history of improving the well-being of those it serves through its efforts to pursue innovative industry solutions and efficiency advancements and to promote a sustainable future.

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This press release contains forward-looking statements and information that are necessarily subject to risks, uncertainties and assumptions. Many factors could cause the actual results, performance or achievements of CEMEX to be materially different from those expressed or implied in this release, including, among others, changes in general economic, political, governmental and business conditions globally and in the countries in which CEMEX does business, changes in interest rates, changes in inflation rates, changes in exchange rates, the level of construction generally, changes in cement demand and prices, changes in raw material and energy prices, changes in business strategy and various other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein. CEMEX assumes no obligation to update or correct the information contained in this press release.